EXHIBIT 99


Contact:          Ralph G. Spontak
                  Senior Vice President and Chief Financial Officer Phone (717) 426-1931
                  Fax   (717) 426-7009

     MARIETTA, Pennsylvania, September 29 -- Donegal Group Inc. (Nasdaq: DGIC) today announced a corporate restructuring plan that will result in annualized expense savings of $6.1 million in 2000. This plan includes the elimination of approximately 10% of the Company's employees, changes in employee benefits and cost reductions designed to reduce expenses and improve efficiency and profitability significantly. The Company-wide restructuring plan includes streamlining of operations, reengineering of work flows and team approaches to marketing and underwriting functions to increase sales and reduce costs, the closing of the Company's office in Delaware and consolidation of support functions from several subsidiaries into the Marietta, Pennsylvania home office. As a result, the Company will incur a one time pre-tax charge of approximately $2.2 million in the third quarter of 1999, primarily for severance as well as equipment and facilities no longer required. The Company has begun to implement the plan and anticipates that the plan will be substantially completed by year end 1999.

     The Company announced that its third quarter results of operation also will be impacted by the effect of claims resulting from the winds and rains associated with Hurricane Floyd and other tropical storm losses and the transfer of Southern Heritage's remaining Florida exposures to another insurance carrier and other expenses incurred, outside of the restructuring charge, related to the transfer of various subsidiaries' support functions to Marietta. The Company estimates that its results of operation for the third quarter of 1999, including the restructuring charge, will be a net loss of approximately 28 to 30 cents per share, on a diluted basis.

     The Company anticipates the restructuring will result in a substantial reduction in its expense ratio as a result of the staff reductions, reductions in its acquisition costs and savings from the elimination of systems and equipment no longer required at subsidiary locations. The Company is also taking steps to implement rate increases in various personal and commercial lines of business as well as increases in installment charges and other related fee income items.

     Donald H. Nikolaus, President of the Donegal Group, stated that "The restructuring plan is a necessary component of a multi-faceted program designed to enable Donegal to be a leader among regional insurance companies in the marketplace. The plan also enables Donegal Group to be an efficient and competitive provider of insurance products and enhance profitability for our company and its shareholders. The plan is much more than an expense ratio reduction program. We will be much more customer focused in the sale and delivery of insurance products with greater emphasis on cross selling our insurance products." Nikolaus further stated, "Our company has initiated the cost reduction program only after extensive analysis and we believe it is a required step to


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reduce our combined ratio and return our organization to higher levels of profitability. Donegal continues to be a dynamic, well capitalized and financially sound organization with a viable business strategy. The Company continues to grow with premium revenues for the third quarter 1999 increasing an estimated 27% over the same period in 1998, reflecting continued internal growth and the benefits from the Southern Heritage acquisi tion. The restructuring plan is being implemented to maintain and enhance this financial strength and growth."

     Donegal also announced it has retained the investment banking firm of Wasserstein Perella & Co., Inc. to provide strategic advice regarding Donegal's plans to position itself as a dynamic growing financial services holding company focused in the property and casualty insurance industry with an acquisition strategy targeted to independent profitable growth.

     Donegal Group Inc. is a regional property-casualty insurance holding company doing business in 19 Mid-Atlantic and Southern states through its five insurance subsidiar ies, Atlantic States Insurance Company, Southern Heritage Insurance Company, Southern Insurance Company of Virginia, Delaware Atlantic Insurance Company and Pioneer Insurance Company.

     The statements and estimates made in this press release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and, as such, involve significant risks and uncertainties. Actual results in the future may differ materially from those contained in this press release for many reasons including the future mix of business written, the types and amounts of claims reported in the future, insurance industry price competition, state regulatory actions and the occurrence or severity of natural catastrophes.